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                       Securities and Exchange Commission
                             Washington, D.C. 20549

                           ----------------------

                                    FORM 8-K

                                 CURRENT REPORT

       Pursuant to Section 13 or 15(d) of Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) April 10, 1997


                              JUST LIKE HOME, INC.


             (Exact name of registrant as specified in its charter)


               Florida                                            0-25908
 (State or other jurisdiction of incorporation)            (Commission File No.)


                             3647 Cortez Road West
                            Bradenton, Florida 34210
                    (Address of principal executive office)


       Registrant's telephone number, including area code: (941) 756-2555


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ITEM 1.  CHANGES IN CONTROL OF THE REGISTRANT

         As reported on February 13, 1997, Just Like Home, Inc. (the "Registrant"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Community Assisted Living Centers, Inc., a Florida corporation ("Community"), pursuant to which Community would be merged with a wholly-owned subsidiary of the Registrant (the "Merger"). The Articles of Merger were executed by the Registrant and Community on April 4, 1997 and were filed with the Florida Secretary of State on April 10, 1997, as further described in Item 2, Acquisition or Disposition of Assets, below. Under the Merger Agreement, John F. Robenalt, the President and CEO of Community, was named the President, CEO and COO of the Registrant. Mr. Robenalt is the holder of 117,500 shares of Common Stock of the Registrant (or approximately 2% of the outstanding Common Stock after giving effect to the shares issued in the Merger and the private placement of Common Stock described in Item 5, below). The shares held by Mr. Robenalt do not include 297,500 shares of Common Stock owned by Vancene F. Robenalt, Mr. Robenalt's spouse, who was an executive officer of Community and became an executive officer of the Registrant at the effective time of the Merger, and as to which shares Mr. Robenalt disclaims beneficial ownership.

         Also, in accordance with the Merger Agreement, Mr. Robenalt entered into a Shareholders Agreement with Elizabeth A. Conard, the former President of the Registrant and the holder of 2,475,000 shares of Common Stock of the Registrant (or approximately 35% of the outstanding Common Stock after giving effect to the shares issued in the Merger and the private placement of Common Stock described in Item 5, below). Under the Shareholders Agreement, Ms. Conard and Mr. Robenalt agree to vote the shares of the Registrant's Common Stock held by each to elect to the Board of Directors of the Registrant a majority of individuals selected by Mr. Robenalt. At the effective time of the Merger, Mr. Robenalt designated three of the six members of the Board of Directors of the Registrant. There is one vacancy on the Board, which vacancy will be filled at the annual meeting of shareholders. Under the Shareholders Agreement, Ms. Conard and Mr. Robenalt will vote their shares for a candidate for that seventh position selected by Mr. Robenalt. The members of the Board of Directors of the Registrant after the Merger are as follows:

                          Name                     Continuing or New Member
                 Richard T. Conard, M.D.           Continuing
                 Elizabeth A. Conard               Continuing
                 Isidore Seigel                    Continuing
                 John F. Robenalt                  New
                 Ronald O. Braun                   New
                 Norbert P. Donelly                New
                 Vacant Seat                       To be appointed at Annual
                                                   Board Meeting

         The Shareholders Agreement also provides that Ms. Conard and Mr. Robenalt will vote their shares on any other matter submitted to a vote of the shareholders of the Registrant as they mutually agree. If they are unable to reach a mutually satisfactory agreement on the manner in which the shares will be voted (other than for the election of directors), the full Board of Directors of the Registrant will mediate the disagreement, and if that mediation is not successful, an independent arbitrator will resolve the disagreement.

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         The Shareholders Agreement will expire on April 3, 2002.  If Mr.
Robenalt, dies or becomes disabled so as not to be able to perform his duties as chief executive officer of the Registrant during the term of the Shareholders Agreement, Ronald O. Braun, the Chairman of the Board of Community prior to the Merger and the Co-Chairman of the Board of the Registrant after the Merger, will have the right to substitute all shares owned by him for the shares of Mr. Robenalt covered by the Shareholders Agreement, and Mr. Braun will assume the responsibilities of Mr. Robenalt for the remaining term of the Shareholders Agreement.

         As a result of the foregoing, Mr. Robenalt may be deemed to have acquired control of the Registrant.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         As a result of the Merger, the Registrant in effect acquired all of the assets of Community. Community is a Nokomis, Florida based corporation that was organized in 1996 to engage in the business of acquiring, developing, managing and operating assisted living facilities. Until March 14, 1997, Community operated a 68-unit facility in Bradenton, Florida, under a management agreement with the facility's owner. Community has four assisted living facilities in various stages of development, which development will be continued by the Registrant after the Merger. Community has two sites for assisted living facilities under contract, which Community will purchase when all zoning and other local approvals for the developments have been obtained. Community is in negotiations for the acquisition of two other sites.

         The Registrant plans to take advantage of a prototype design for assisted living facilities completed by Community prior to the Merger. That prototype plan is a 42-unit assisted living facility with a maximum occupancy of 45 elderly individuals. The facility will be an approximately 21,000 square foot, single story design constructed of concrete block with stucco finish.
The Registrant plans to roll-out the Community prototype as well as the prototype the Registrant has developed in rural markets based upon community needs and existing and planned competition.

         Community also had approximately $600,000 in cash and cash equivalents at March 31, 1997, which are part of the proceeds of a private placement of Community common stock completed in July, 1996, which assets will also be acquired by the Registrant by virtue of the Merger. Since March 17, 1997, Community has funded approximately $65,000 of the cash needs of the Registrant in accordance with the terms of the Merger Agreement.

         The Registrant views the Merger as the opportunity to acquire the Community management team, its cash and cash equivalents, its assisted living facility prototype plans and its contracts and other rights relating to the development of four facilities. The Registrant intends to continue to use those assets for the purpose of developing and operating assisted living facilities.
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         The Registrant issued an aggregate of 1,646,250 shares of its Common
Stock in the Merger in exchange for all of the outstanding Common Stock of Community. None of the shareholders of Community prior to the Merger were affiliated with the Registrant prior to the execution of the Merger Agreement.

         Reference is made to Item 7, Financial Statements and Exhibits, for certain financial statements of Community and certain pro forma financial statements of the Registrant to be filed as amendments to this report.

ITEM 5.  OTHER EVENTS

         (a) Simultaneously with the closing of the Merger, the Registrant closed a private placement of 1,510,000 shares of its Common Stock to accredited investors at a purchase price of $1.00 per share, for an aggregate purchase price of $1,510,000. Shareholders of Community purchased an aggregate of 740,000 shares in the private placement offering. As a result of the shares received in the Merger and the shares purchased in the Private Placement offering, the former shareholders of Community hold an aggregate of 2,386,250 shares of Common Stock of the Registrant, or approximately 34% of the outstanding shares after giving effect to the shares issued in the Merger and the private placement offering.

         (b) The Registrant has received a non-binding proposal from a real estate investment trust ("REIT") for up to $40,000,000 in sale-leaseback financings for assisted living facilities. If completed, the initial financing would involve the sale-leaseback of five assisted living facilities owned by the Registrant for an aggregate sale price of approximately $4,100,000. If the financing is completed, the Registrant will have changed its current focus from owning each of its assisted living facilities and financing those facilities with traditional mortgage financing to a philosophy of transferring ownership to the REIT or similar financing sources and entering into long-term operating leases for those facilities. By transferring ownership of the Registrant's assisted living facilities to a REIT, the Registrant will free up capital in existing facilities that can be used to help develop new facilities and will reduce the amount of the Registrant's capital needed for future growth. The REIT financing is subject to numerous conditions, including completion of due diligence review of the facilities and the Registrant by the REIT and approval of the financing by the governing board of the REIT. The REIT financing is also conditioned upon the Registrant raising a minimum of $1,500,000 in additional equity capital, which the Registrant has done as a result of the private placement offering described above. If the REIT financing is completed, it would have a substantial effect on the balance sheet of the Registrant and would result in the elimination from the balance sheet of approximately $4,000,000 in assets (largely real estate) and a corresponding amount of long- and short-term indebtedness. The Registrant anticipates that the REIT financing would provide the Registrant with approximately $1,000,000 in additional working capital after the payment of certain long-term and short-term indebtedness related to the facilities to be sold to the REIT.

         There can be no assurance that the Registrant will be able to complete the REIT financing at all or on terms favorable to the Registrant.

ITEM 7.  FINANCIAL STATEMENT AND EXHIBITS

         (a), (b) The financial statements of Community and the pro forma financial statements of the Registrant after giving effect to the Merger required by Item 7(a) and (b) of Form 8-K will be filed as amendments to this report.

         (c)   The following documents are filed herewith as exhibits:

                 99      Press Release



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                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                JUST LIKE HOME, INC.





                                                /s/ John R. Robenalt
                                                ----------------------------
                                                Name:  John F. Robenalt
                                                Title: President and
                                                       Chief Executive Officer




Dated:  April 10, 1997